                             [COMPANY NAME AND LOGO]







                         9727 Pacific Heights Boulevard
                          San Diego, California  92121

                                February 14, 1997




Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Biomagnetic Technologies, Inc., which will be held at the offices of the Company at 9727 Pacific Heights Blvd., San Diego, California on Tuesday, March 18, 1997 at 9:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

     In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                   Sincerely,



                                   James V. Schumacher
                                   Chairman and Chief Executive Officer


                             YOUR VOTE IS IMPORTANT

          In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /x/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Biomagnetic Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                         BIOMAGNETIC TECHNOLOGIES, INC.
                         9727 Pacific Heights Boulevard
                           San Diego, California 92121

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                February 14, 1997



     The Annual Meeting of Shareholders of Biomagnetic Technologies, Inc. (the "Company" or "BTi") will be held at the offices of the Company at 9727 Pacific Heights Boulevard, San Diego, California on Tuesday, March 18, 1997 at 9:00 a.m., Pacific Standard Time, for the following purposes:

     1. To elect a Board of Directors for the following year. Management has nominated the following persons for election at the meeting: R. Scott Asen, Jerry C. Benjamin, D. Scott Buchanan, Martin P. Egli, Enrique Maso and James V. Schumacher.

     2. To approve an amendment to the Company's Fourth Restated Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock the Company may issue.

     3.   To approve the Company's 1997 Stock Incentive Plan (the "Option
          Plan").

     4. To approve an amendment to the Company's 1992 Employee Stock Purchase Plan (the "Purchase Plan") which will increase the number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 450,000 shares.

     5. To ratify the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending September 30, 1997.

     6. To transact any other business which may properly come before the meeting or any adjournment(s) thereof.

     Shareholders of record at the close of business on January 24, 1997 will be entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Meeting will be available for inspection at the offices of the Company after February 14, 1997. Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the reply envelope provided. If you attend the Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Meeting.

                                   By Order of the Board of Directors




Dated:  February 14, 1997                    Herman Bergman, Secretary

                         BIOMAGNETIC TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 18, 1997


     These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of Biomagnetic Technologies, Inc., a California corporation (the "Company"), for the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 18, 1997 and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to shareholders of record beginning on approximately February 14, 1997.

     The mailing address of the principal executive office of the Company is 9727 Pacific Heights Boulevard, San Diego, California 92121.

                               PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

                         VOTING RIGHTS AND SOLICITATION

     Any shareholder executing a proxy has the power to revoke it at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company before the Meeting or by properly executing and delivering a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Meeting who elects to vote his shares in person. The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone or telegram. The Company has contracted with American Stock Transfer and Trust Co. ("AST") to solicit proxies on the Board of Director's behalf.

     The anticipated cost of the proxy solicitation by AST is $2,000 plus distribution expenses charged by the various brokerage firms which are expected to be $2,500. AST will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of shareholders, distribute proxy material to brokers and banks for subsequent distribution to beneficial holders of stock and solicit proxy responses from holders of the Company's Common Stock.

     The record date for determining those shareholders who are entitled to notice of, and to vote at, the Meeting has been fixed as January 24, 1997. At the close of business on the record date, the Company had approximately 47,691,824 outstanding shares of Common Stock (the "Common Stock"). Each share of Common Stock is entitled to one vote on matters brought before the Meeting. In voting for directors, each shareholder has the right to cumulate his votes and give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he holds, or to distribute his votes on the same principle among the nominees to be elected in such manner as he may see fit. A shareholder may cumulate his votes if his candidate or candidates have been placed in nomination prior to the voting and if any shareholder gives notice at the Meeting prior to the voting of that shareholder's intention to cumulate his votes. The persons named in the enclosed proxy card may or may not elect to give such notice and vote the shares they represent in such a manner. The shares represented by the proxy will be voted at the Annual Meeting and will be voted by the proxyholder as specified by the person solicited. California statute and case law does not give specific instructions regarding the treatment of abstentions and broker nonvotes for companies such as BTi; however, the Company believes that California law provides that if shares are represented and vote on any issue at a shareholder meeting their failure to vote yes on any other issue (through either abstention or a broker nonvote) has the same effect as a negative vote on that other issue.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


     A board of six directors is to be elected at the Meeting to hold office until the next annual meeting or until their successors are elected. Each returned proxy cannot be voted for a greater number of persons than the number of nominees named (six). Unless individual shareholders specify otherwise, each returned proxy will be voted for the election of the six nominees who are listed herein, or for as many nominees of the Board of Directors as possible, not to exceed six, such votes to be distributed among such nominees in the manner as the persons named in the enclosed proxy card see fit. Dr. Black and Mr. Knudson are not standing for re-election.

     If, however, any of those named are unable to serve, or for good cause decline to serve at the time of the Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. Discretionary authority to cumulate votes is being solicited by the Board of Directors, and it is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors' nominees. The following schedule sets forth certain information concerning the nominees for election as directors.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.

                           First Year
                            Elected
              Name          Director          Principal Occupation           Age
-------------------------- ----------   ----------------------------------   ---

R. Scott Asen (1)(2)(3)       1984      President, Asen and Company           52
Jerry C. Benjamin (1)(3)      1988      Director, Advent Limited              56
D. Scott Buchanan             ----      President and Chief Operating
                                        Officer, Biomagnetic Technologies,
                                        Inc.                                  38
Martin P. Egli (2)            1995      Partner, Experta Administration
                                        Ltd.                                  44
Enrique Maso                  1995      Private Investor                      71
James V. Schumacher (3)(4)    1993      Chairman and Chief Executive
                                        Officer, Biomagnetic Technologies,
                                        Inc.                                  51


------------------------

(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.
(3)  Member of Administrative Committee of the Purchase Plan.
(4) Mr. Schumacher also serves as a non-voting advisor to the Compensation Committee.

BUSINESS EXPERIENCE OF DIRECTORS

     MR. ASEN has served as general partner of Pioneer III and Pioneer IV, venture capital investment funds, since 1983 and 1984, respectively. Since 1984, Mr. Asen has served as President of Asen and Company, an investment management firm. Presently, Mr. Asen is a director of Davox Corporation and a number of privately held companies.

     MR. BENJAMIN has served as a general partner of Advent First Limited Partnership and a director of Advent Limited since December 1987, with responsibility for life science venture capital investments. Mr. Benjamin is currently a director of a number of privately-held companies and two publicly-held companies, Gensia Pharmaceuticals, Inc. and Orthofix International N.V.

     MR. EGLI has served since 1993 as a partner and principal of Experta Administration Ltd., a company which provides investment management, corporate finance and trust services, and which owns 100% of the capital stock of Dassesta International S.A. ("Dassesta"). From 1988 to 1992 Mr. Egli served as Chief Executive Officer of BiL Holding Ltd., a banking and investment management company owned by the Bank in Liechtenstein Group. Mr. Egli is a director of several privately held companies.

     DR. MASO, a private investor, is a former large industrialist in Europe and the former Mayor of Barcelona. He is currently the Chairman of the Board of Electronic Data Systems in Spain, a position he has held since 1983. He received a Masters of Industrial Management Engineering from New York University and a doctorate in Engineering from the Politechnic College of Barcelona.

     MR. SCHUMACHER joined the Company in June 1993 as a Director and Chairman of the Board and subsequently became President and Chief Executive Officer effective July 14, 1993. Upon the election of D. Scott Buchanon as President and Chief Operating Officer of the Company, which took place on December 18, 1996, Mr. Schumacher continued on as Chairman and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Schumacher was employed by GE for 25 years, his most recent position being General Manager of Range Products at GE Appliances from 1991 to 1993. From 1970 to 1991, Mr. Schumacher held several sales and marketing positions with GE Medical Systems in the U.S. and Europe. These positions included: Vice President - Marketing for Medical Systems European Business (1986 to 1989), Manager - MR Marketing (1983 to 1986) and National Sales Manager - CT Products (1981 to 1983).

     DR. BUCHANAN joined the Company in 1986, served as Vice President, Product Operations from February 1992 through December 1996 and has served as President since December 1996. Dr. Buchanan has been involved with product and applications development since joining the Company as a staff physicist. Dr. Buchanan received a B.S. in Physics from Lehigh University in Pennsylvania and an M.S. and Ph.D. in Physics from the University of Illinois.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held 6 meetings during the fiscal year ended September 30, 1996, 2 of which were telephonic. Each Director nominated for reelection attended at least 75% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings held by all committees of the board on which he served.

     The Company has a standing Compensation Committee composed of Directors R. Scott Asen and Jerry C. Benjamin as of September 30, 1996. Director James V. Schumacher serves as a non-voting advisor to the Committee. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company. The Compensation Committee had two telephonic meetings during the fiscal year ended September 30, 1996.

     The Company has a standing Audit Committee composed of Directors R. Scott Asen and Martin P. Egli as of September 30, 1996. The Audit Committee assists in selecting the independent auditors, in designating services they are to perform and in maintaining effective communication with those auditors. The Audit Committee met one time during the fiscal year ended September 30, 1996.

     The Company has a standing Administrative Committee of the Purchase Plan (the "Administrative Committee") composed of Directors R. Scott Asen, Jerry C. Benjamin and James V. Schumacher. The Administrative Committee has full authority to administer the Purchase Plan. The Administrative Committee met once during the fiscal year ended September 30, 1996.

     The Company does not have a standing Nominating Committee or any other Committee performing similar functions, and such matters are considered at meetings of the full Board of Directors.


                                   PROPOSAL 2

                     AMENDMENT OF ARTICLES OF INCORPORATION

     On January 24, 1997, the Company's Board of Directors approved an amendment, subject to shareholder approval, to the Company's Fourth Restated Articles of Incorporation, as amended, in order to increase the number of shares of Common Stock the Company is authorized to issue from 60,000,000 shares to 100,000,000 shares.

     Approval of the proposed increase in the number of shares of authorized Common Stock will insure that shares will be available, if needed, for issuance in connection with stock splits, stock dividends, financings, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special shareholders' meeting would be beneficial to the Company.

     No further action or authorization by the Company's shareholders would be necessary prior to the issuance of the additional shares of Common Stock unless required by applicable law or regulatory agency or by the rules of any stock exchange on which the Company's securities may then be listed. The National Association of Securities Dealers, Inc. requires shareholder approval as a prerequisite to continued inclusion of the shares on the Nasdaq National Market in certain situations.

     The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the shares of Common Stock currently authorized and outstanding. The proposed amendment to the Company's Fourth Restated Articles of Incorporation, as amended, will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

     The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this matter.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S FOURTH RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO 100,000,000.

                                   PROPOSAL 3

                    APPROVAL OF THE 1997 STOCK INCENTIVE PLAN


     The Company's stockholders are being asked to approve the Company's 1997 Stock Incentive Plan (the "Option Plan") as the successor incentive program to the Company's 1987 Stock Option Plan which terminated December 31, 1996.

     The Option Plan is designed to assure that a sufficient reserve of Common Stock is available to attract and retain the services of key individuals essential to the Company's long-term growth and success.

     The following is a summary of the principal features of the Option Plan. However, the summary does not purport to be a complete description of all the provisions of the Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Diego, California.

     The Option Plan became effective on January 1, 1997, following adoption by the Board of Directors in December 1996.

     As of January 24, 1997, no options were outstanding under the Option Plan, 3,000,000 shares remained available for future option grant assuming shareholder approval of this Proposal, and no shares have been issued under the Option Plan.

EQUITY INCENTIVE PROGRAMS

     The Option Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) an Automatic Option Grant Program and
(iii) a Stock Issuance Program. The principal features of these programs are described below. The Option Plan (other than the Automatic Option Grant Program) is administered by the Compensation Committee of the Board. The Compensation Committee acting in such administrative capacity (the "Plan Administrator") has complete discretion (subject to the provisions of the Option
Plan) to authorize option grants and direct stock issuances under the Option Plan. All grants under the Automatic Option Grant Program are to be made in strict compliance with the provisions of that program, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants made under such program.

SHARE RESERVE

     A total of 3,000,000 shares of Common Stock has been reserved for issuance over the 10 year term of the Option Plan. In no event may any one participant in the Option Plan be granted stock options and direct stock issuances for more than 500,000 shares in the aggregate under the Option Plan.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Option Plan, (ii) the maximum number and class of securities for which any one participant may be granted stock options and direct stock issuances under the Option Plan, (iii) the number and class of securities for which option grants will subsequently be made under the Automatic Option Grant Program to each newly-elected or continuing non-employee Board member and (iv) the number and class of securities and the exercise price per share in effect under each outstanding option.

     Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Option Plan. Unvested shares issued under the Option Plan and subsequently repurchased by the Company at the original option or issue price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Option Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the Option Plan will not be available for subsequent issuance.

ELIGIBILITY

     Officers and other employees of the Company and its subsidiaries (whether now existing or subsequently established), non-employee members of the Board or the board of directors of any parent or subsidiary corporation and independent consultants and advisors in the service of the Company or its subsidiaries will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board will also be eligible to participate in the Automatic Option Grant Program.

     As of December 31, 1996, five executive officers, five non-employee Board members and approximately 79 other employees were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, and the five non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the Option Plan will be the closing selling price per share on that date on The Nasdaq National Market. On December 31, 1996, the closing selling price per share was $0.50.

DISCRETIONARY OPTION GRANT PROGRAM

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than 85% of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of 10 years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

               TANDEM STOCK APPRECIATION RIGHTS provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

               LIMITED STOCK APPRECIATION RIGHTS may be provided to one or more officers of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock in connection with the tender offer over (b) the exercise price payable for such share.

     The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

     The Plan Administrator will also have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the lower market price of Common Stock at the time of the new grant.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member on or after January 1, 1997, whether through election by the shareholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment (the "Initial Grant Date"), a non-statutory option to purchase 10,000 shares of Common Stock, provided such individual has not previously been in the Company's employ. Each non-employee Board member who receives such an initial 10,000-share option grant will automatically be granted, on each successive anniversary of the Initial Grant Date on which he or she continues to serve as a Board member, a non-statutory option to purchase an additional 3,500 shares of Common Stock. An individual who becomes a non-employee Board member after previously serving in the Company's employ will receive his or her initial 3,500-share annual grant at the first Annual Shareholders Meeting at which such individual is elected as a non-employee Board member and will receive an additional 3,500-share automatic option grant at each subsequent Annual Shareholders Meeting at which he or she is re-elected to the Board as a non-employee director. There will be no limit on the number of such 3,500-share option grants which any one non-employee Board member may receive over his or her period of Board service.

     Each 10,000-share or 3,500-share option granted under the Automatic Option Grant Program will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of 10 years measured from the grant date, subject to earlier termination at the end of the 12-month period measured from the date of the optionee's cessation of Board service. Each automatic option grant will become exercisable for the option shares in 16 successive equal quarterly installments upon the optionee's continued Board service measured from the Initial Grant Date. Should the optionee cease Board service, then the optionee may, at any time during the next 12 months, exercise the option for any or all of the option shares for which the option is exercisable at the time of such cessation of Board service.


     Each automatic option grant will accelerate and become immediately exercisable for all of the option shares upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale or (iii) the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more proxy contests for Board membership. In addition, upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock, each automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the highest price per share of Common Stock paid in connection with such tender offer over
(b) the exercise price payable for such share. The exercise of such surrender right will be pre-approved by the Board at the time the automatic option grant is made.

STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of fair market value, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Option Plan.

GENERAL PROVISIONS

     ACCELERATION. In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed in connection with such acquisition may, in the Plan Administrator's discretion, be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition may be subject to full and immediate vesting, in the event the individual's service with the successor entity is subsequently terminated within a specified period following the acquisition. In connection with a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members), the Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options under the Discretionary Option Grant Program and the automatic vesting of all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs, with such acceleration or vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service.

     The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

     FINANCIAL ASSISTANCE. The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options or the purchase of shares under the Discretionary Option Grant and Stock Issuance Programs. The Plan Administrator will have complete discretion to determine the terms of any such financial assistance. However, the maximum amount of financing provided any individual may not exceed the cash consideration payable for the issued shares plus all applicable taxes. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service with the Company.

     SPECIAL TAX ELECTION. The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

     AMENDMENT AND TERMINATION. The Board may amend or modify the Option Plan in any or all respects whatsoever, subject to any stockholder approval required under applicable law or regulation. The Board may terminate the Option Plan at any time, and the Option Plan will in all events terminate on December 31, 2006.

FEDERAL INCOME TAX CONSEQUENCES

     OPTION GRANTS. Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two
(2) holding periods is not satisfied, then a disqualifying disposition will result.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

     STOCK APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

     DIRECT STOCK ISSUANCE. The tax principles applicable to direct stock issuances under the Option Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code
Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances with exercise or issue prices equal to the fair market value of the shares at the time of issuance or grant will not result in any charge to the Company's earnings, but the Company must disclose, in pro-forma statements to the Company's financial statements, the impact those option grants would have upon the Company's reported earnings were the value of those options treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings.

NEW PLAN BENEFITS

     As of January 24, 1997, no options have been granted under the Option Plan.

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the Option Plan. Should such shareholder approval not be obtained by December 31, 1997, all options granted under the Option Plan will terminate without becoming exercisable for any of the shares of Common Stock subject to those options, no further options will be granted and no shares will be issued under the Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE OPTION PLAN.

                                   PROPOSAL 4

         APPROVAL OF AMENDMENT TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN

     The shareholders are being asked to approve an amendment to the Company's 1992 Employee Stock Purchase Plan (the "Purchase Plan") which will increase the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan from 300,000 to 750,000 shares.

     The amendment is designed to assure that a sufficient reserve of Common Stock is available under the Purchase Plan to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan under Section 423 of the Internal Revenue Code. Participating affiliates may include any parent or subsidiary corporations of the Company, whether now existing or hereafter established, which elect to extend the benefits of the Purchase Plan to their eligible employees.

     The terms and provisions of the Purchase Plan are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. Copies of the actual plan document may be obtained by any shareholder upon written request to the Corporate Secretary at the Company's principal offices in San Diego, California.

     The Purchase Plan was adopted by the Board of Directors in December 1991 and was approved by the shareholders in January 1992. The share increase to the Purchase Plan which is the subject of this Proposal 4 was adopted by the Board of Directors on December 23, 1996, subject to the approval of the shareholders at the 1997 Annual Meeting.

ADMINISTRATION

     The Purchase Plan is administered by a committee (the "Committee") of two or more Board members appointed by the Board. The Committee as Plan Administrator has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

SECURITIES SUBJECT TO THE PURCHASE PLAN

     The Common Stock purchasable under the Purchase Plan may be either shares newly-issued by the Company or shares reacquired by the Company, including shares purchased on the open market.

     The maximum number of shares which may be sold to participants over the term of the Purchase Plan may not exceed 750,000 shares.

     To prevent dilution or enlargement of participant rights under the Purchase Plan, appropriate adjustments will be made to (i) the class and maximum number of shares purchasable under the Purchase Plan, (ii) the class and maximum number of shares purchasable per participant during any one purchase period and (iii) the class and number of shares purchasable and the price per share payable under each outstanding purchase right, in the event any change is made to the Company's outstanding Common Stock (whether by reason of stock dividend, stock split, combination of shares, recapitalization or other change in corporate structure effected without receipt of consideration).

PURCHASE PERIODS AND PURCHASE RIGHTS

     Shares of Common Stock are offered under the Purchase Plan through a series of successive purchase periods, each to be of such duration (not to exceed 27 months per purchase period) as the Plan Administrator will determine prior to the commencement of the purchase period. A new purchase period began on April 1, 1996 and will end on March 31, 1998.

ELIGIBILITY AND PARTICIPATION

     Any individual who (i) is customarily employed by the Company or a participating subsidiary for more than five hours per week and more than three months per calendar year and (ii) has completed at least 90 days of continuous service with the Company or such participating subsidiary is eligible to participate in the Purchase Plan. As of December 31, 1996, approximately 79 employees are eligible to participate in the Purchase Plan.

     An eligible employee who has completed the 90-day service requirement prior to the start of the purchase period is eligible to begin participation in that purchase period on the starting date. If the employee first completes the minimum service requirement during the course of the purchase period, then that individual is eligible to begin participation in that purchase period on the first day of the first calendar quarter following the completion of such service requirement. No employee may, however, participate in a particular purchase period unless such individual enrolls in that purchase period on or before the date on which he or she is first eligible to begin participation.

     The participant is granted a separate purchase right for each purchase period in which he or she participates. The purchase right is granted at the time the individual begins participation in the purchase period and is automatically exercised on the last business day of the purchase period.

PURCHASE PRICE

     The purchase price of the Common Stock acquired at the end of each purchase period is equal to the LESSER of (i) 85% of the fair market value per share of Common Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Common Stock on the date the purchase right is exercised.

     The fair market value of the Common Stock on any relevant date is the closing selling price per share on such date as reported on the Nasdaq National Market. On January 24, 1997, the fair market value per share of the Company's Common Stock was $3/8.

PAYROLL DEDUCTIONS AND STOCK PURCHASES

     The payroll deductions authorized by a participant for purposes of acquiring Common Stock under the Purchase Plan may be in any multiple of 1%, up to a maximum of 15%, of his or her base pay each purchase period. These payroll deductions are credited to a special interest-bearing account maintained for each participant.

     On the last business day of each purchase period, the payroll deduction account of each participant is automatically applied to the purchase of whole shares of Common Stock at the purchase price in effect for that purchase period. However, no participant may purchase more than 10,000 shares of Common Stock during any one purchase period. Any amount remaining in the account after such application is promptly refunded to the participant.

SPECIAL LIMITATIONS

     The Purchase Plan imposes certain limitations upon a participant's right to acquire Common Stock, including the following limitations:

          (i) No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries.

          (ii) No purchase right granted to a participant may permit such individual to purchase more than $25,000 of Common Stock (valued at the time the purchase right is granted) for each full or partial calendar year the purchase right remains outstanding.

TERMINATION OF PURCHASE RIGHTS

     The purchase right terminates upon the participant's termination of employment or the participant's election to withdraw participation in the
purchase period.   Any payroll deductions which the participant may have made with respect to the terminated purchase right are refunded with interest. However, should the participant's employment terminate by reason of death or permanent disability, then the participant (or the person or persons to whom the deceased participant's purchase right is transferred by will or by the laws of inheritance) may elect to have the participant's payroll deduction account applied to the purchase of Common Stock at the end of the purchase period.

SHAREHOLDER RIGHTS

     No participant will have any shareholder rights with respect to the shares covered by his or her outstanding purchase right until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

     No purchase right will be assignable or transferable by the participant other than by will or by the laws of inheritance, and during the participant's lifetime the purchase right is exercisable only by the participant.

CHANGE IN OWNERSHIP OF COMPANY

     In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

               (i) a sale, merger or reorganization in which the Company will not be the surviving corporation, or

               (ii) a reverse merger in which the Company is the surviving corporation but in which more than 50% of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, all outstanding purchase rights will automatically be exercised, immediately prior to the effective date of such sale, merger, reorganization or reverse merger. Accordingly, all amounts credited to the outstanding payroll deduction accounts will be applied to the purchase of whole shares of Common Stock immediately prior to the change in ownership.

AMENDMENT AND TERMINATION

     The Purchase Plan will terminate upon the EARLIER of (i) December 31, 2001 or (ii) the first date on which there are no longer any shares available for issuance under the Purchase Plan. The Board may, however, alter or amend the provisions of the Purchase Plan at any time. The Board may also discontinue the Purchase Plan following the close of any current purchase period in effect under the Plan.

     The Board may not, without shareholder approval, (i) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares which any participant may purchase during a single purchase period, except in connection with certain changes in the Company's capital structure,
(ii) alter the
purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

FEDERAL TAX CONSEQUENCES

     The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchase shares.

     If the participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period in which such shares were acquired or within one year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

     If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the participant's entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

     If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

ACCOUNTING TREATMENT

     Under current accounting rules, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

STOCK ISSUANCES

     The table below shows, as to each of the Company's Named Executive Officers named in the Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the Purchase Plan between the December 1991 effective date of the Purchase Plan and December 31, 1996, together with the weighted average purchase price paid per share.


                                  PURCHASE PLAN TRANSACTIONS
----------------------------------------------------------------------------------------------
                                                          Number of         Weighted Average
                     Name                              Purchased Shares      Purchase Price
----------------------------------------------------------------------------------------------
  James V. Schumacher
  Chief Executive Officer and Director                        -0-               $ -0-
----------------------------------------------------------------------------------------------
  D. Scott Buchanan
  President                                                   -0-               $ -0-
----------------------------------------------------------------------------------------------
  Bruce S. Aboudara
  Vice President, Marketing and Sales                         -0-               $ -0-
----------------------------------------------------------------------------------------------
  Herman Bergman
  Acting Chief Financial Officer and Secretary                -0-               $ -0-
----------------------------------------------------------------------------------------------
  William C. Black, Jr.
  Senior Vice President, Business Development
  and Director                                                -0-               $ -0-
----------------------------------------------------------------------------------------------
  All executive officers as a group                           -0-               $ -0-
----------------------------------------------------------------------------------------------
  All employees, including current officers who are
  not executive officers, as a group                        114,051             $2.09
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

NEW PLAN BENEFITS

     As of January 15, 1996, no purchase rights had been granted under the Purchase Plan on the basis of the 450,000-share increase which is the subject of this Proposal.

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to increase the share reserve under the Purchase Plan by an additional 450,000 shares. If such shareholder approval is not obtained, then no purchase rights will be granted under the Purchase Plan on the basis of the proposed share increase, and the Purchase Plan will continue in effect until the available reserve of Common Stock under the Purchase Plan as last approved by the shareholders is issued.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE PURCHASE PLAN.


                                       -15

                                   PROPOSAL 5

                                   APPROVAL OF
                      SELECTION OF INDEPENDENT ACCOUNTANTS


     On the recommendation of the Company's management, the Board of Directors has selected Price Waterhouse LLP to continue in the capacity of independent accountants for the current fiscal year. Ratification and approval by the shareholders will be sought by the Board of Directors for the selection of Price Waterhouse LLP as independent accountants to audit the accounts and records of the Company for the fiscal year ending September 30, 1997, and to perform other appropriate services. In the event that a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of Price Waterhouse LLP, the Board of Directors will reconsider such selection.

     A representative of Price Waterhouse LLP is expected to be present at the meeting to respond to your questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.


                             PRINCIPAL SHAREHOLDERS


     The following are the only persons known by the Company to own beneficially, as of December 31, 1996, five percent (5%) or more of the outstanding shares of its Common Stock.


                                                 Shares Beneficially Owned
              Name and Address             -------------------------------------
            of Beneficial Owner (1)            Number (1)         Percent (2)
----------------------------------------   -----------------  ------------------
Advent Limited (3). . . . . . . . . .           2,563,481            5.4
 25 Buchingham Gate
 London SW1E GLO England

Dassesta International S.A. . . . . .          32,717,602           68.6
 AM Schanzengraben 23
 CH-8002 Zurich, Switzerland


----------------------------

     (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.



     (2)  Percentage of ownership is calculated pursuant to SEC Rule 13d-
          3(d)(1).

     (3) Includes an aggregate of 2,354,481 shares and 209,000 options to purchase Common Stock owned by venture capital limited partnerships of which Advent Limited is a managing partner.

                        SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth the beneficial ownership of Common Stock of the Company as of December 31, 1996 by each director and nominee to the Board of Directors and by each of the Named Officers and by all directors and executive officers of the Company as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                 Shares Beneficially Owned
              Name and Address             -------------------------------------
            of Beneficial Owner (1)            Number (1)         Percent (2)
----------------------------------------   -----------------  ------------------

Bruce S. Aboudara. . . . . . . . . . .           61,250              *
R. Scott Asen (3). . . . . . . . . . .        1,401,937         [4.0]%
Jerry C. Benjamin (4). . . . . . . . .           50,260              *
Herman Bergman . . . . . . . . . . . .           12,167              *
William C. Black, Jr. (5). . . . . . .          160,199              *
D. Scott Buchanan (6). . . . . . . . .          128,898              *
Martin P. Egli (7) . . . . . . . . . .       32,746,769          68.6%
Gerald C. Knudson. . . . . . . . . . .           28,125              *
Enrique Maso . . . . . . . . . . . . .            [-0-]              *
James V. Schumacher (8). . . . . . . .          659,250           1.4%

All directors and executive officers
 as a group (10 persons) (9) . . . .         37,812,336          77.1%


----------------------------------

*    Less than 1%.

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below.

(2)  Percentage of ownership is calculated pursuant to SEC Rule 13d-3d(1).

(3) Shares beneficially owned include options to purchase 83,260 shares of Common Stock held by Mr. Asen which are now exercisable or exercisable within 60 days of December 31, 1996. Includes an aggregate of 584,174 shares and options to purchase 42,552 shares of Common Stock owned by Pioneer III and Pioneer IV, venture capital limited partnerships of which Mr. Asen is a general partner. Mr. Asen disclaims beneficial ownership of such shares which are in excess of his pecuniary interest in Pioneer III and Pioneer IV. Also includes 30,977 shares and options to purchase 6,600 shares held in accounts managed by Mr. Asen. Mr. Asen disclaims beneficial ownership of such shares.

(4) Does not include 2,354,481 shares and options to purchase 209,000 shares of Common Stock owned by venture capital limited partnerships of which Advent Limited is managing partner. Mr. Benjamin is a director of Advent Limited and may be deemed a beneficial owner of such shares. Mr. Benjamin disclaims beneficial ownership of such shares.

(5) Shares beneficially owned include options to purchas 80,909 shares of Common Stock held by Dr. Black which are now exercisable or exercisable within 60 days of December 31, 1996.

(6) Shares beneficially owned include options to purchase 128,606 shares of Common Stock held by Dr. Buchanan which are now exercisable or exercisable within 60 days of December 31, 1996.


                                       -17

(7) Consists of 32,717,602 shares owned by Dassesta. Mr. Egli is a Partner and principal of Experta Administration Ltd., which owns 100% of the capital stock of Dassesta.

(8) Shares beneficially owned includes options to purchase 656,250 shares of Common Stock held by Mr. Schumacher which are now exercisable or exercisable within 60 days of December 31, 1996.

(9) Shares beneficially owned include all shares held by entities affiliated with certain directors as described in the footnotes above and include options to purchase 1,337,886 shares of Common Stock held by all directors and executive officers as a group which are now exercisable or exercisable within 60 days of December 31, 1996.


                                   MANAGEMENT

                  Name                  Age             Position
      --------------------------------  ---  -----------------------------------

      James V. Schumacher. . . . . . .  51   Chief Executive Officer and
                                             Chairman of the Board of Directors
      D. Scott Buchanan. . . . . . . .  38   President

      Bruce S. Aboudara. . . . . . . .  46   Vice President, Marketing and Sales

      Herman Bergman . . . . . . . . .  70   Vice President, Finance, Chief
                                             Financial Officer and Secretary

      William C. Black, Jr.. . . . . .  58   Senior Vice President, Business
                                             Development, and Director

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     MR. SCHUMACHER is being considered for election to the Board of Directors of the Company. See "Proposal No. 1--Election of Directors" for a description of his business background.

     DR. BUCHANAN is being considered for election to the Board of Directors of the Company. See "Proposal No. 1-Election of Directors" for a description of his business background.

     MR. ABOUDARA joined the Company in 1995 as Vice President, Marketing and Sales. From 1990 to 1994 Mr. Aboudara was employed by Cimlinc Inc., a private software company where he served as Vice President of World Wide Marketing/International Business Operations from 1993 to 1994 and as Vice President of International Business Operations from 1992 to 1993. Previously, Mr. Aboudara held several senior sales and marketing positions in the medical systems group of GE from 1977 through 1990.

     MR. BERGMAN served the Company as a financial consultant in 1994 and was appointed acting Chief Financial Officer in May 1995 and acting Secretary in December 1995. Previously, Mr. Bergman served as a financial consultant during 1994 and from 1992 to 1993 was Vice President of Finance of Atari Corporation, a public company. From 1991 to 1992 he served as Vice President of Finance and Operations of Proxim Inc., a public company and served as Treasurer and Finance Manager of the Military Business Division of Siliconix Inc., a public company, from 1988 to 1991.

     DR. BLACK joined the Company in 1970 and has been Senior Vice President, Business Development, since August 1984. Dr. Black was President and Chief Executive Officer of the Company from 1972 to 1984.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Named Executive Officers (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company for the fiscal years ended September 30, 1994, 1995 and 1996:

                                               SUMMARY COMPENSATION TABLE


                                                                                                     Long-Term
                                                            Annual Compensation                     Compensation
                                                  ------------------------------------------------------------------
                                                                                                          Awards
                                                                                                      --------------
                                                                                                                         All Other
                                                                                       Other Annual                       Compen-
       Name and                                                                         Compen-        Options/SARs        sation
   Principal Position                 Year         Salary ($)        Bonus ($)          sation ($)         (#)               ($)
----------------------------          ----         ----------        ---------         ------------    ------------      ---------
James V. Schumacher  (1)              1996          $264,899          $50,000           $24,000(2)       900,000          $  -0-
CEO and Chairman                      1995          $250,000          $50,000           $24,000(2)       600,000(3)       $  -0-
                                      1994          $250,962          $12,500           $66,286(4)           -0-          $  -0-

D. Scott Buchanan (5)                 1996          $127,368          $   -0-           $   -0-          200,000          $  -0-
President and Chief                   1995          $116,882          $   -0-           $   -0-           98,709(3)       $  -0-
Operating Officer                     1994          $117,777          $   -0-           $   -0-              -0-          $  -0-

Bruce S. Aboudara                     1996          $114,942          $   -0-           $25,995(6)       200,000          $  -0-
Vice President, Marketing             1995          $ 84,040          $   -0-           $30,684(6)       100,000          $  -0-
and Sales

Herman Bergman                        1996          $125,481          $   -0-           $   -0-           75,000          $  -0-
Vice President of                     1995          $ 42,788          $   -0-           $   -0-           14,000          $  -0-
Finance, Chief Financial
Officer and Secretary

William C. Black, Jr.                 1996          $127,680          $15,000           $   -0-          150,000          $  -0-
Senior Vice President,                1995          $127,191          $39,522(7)        $   -0-           53,006(3)       $  -0-
Business Development                  1994          $127,680          $   -0-           $   -0-              -0-          $  -0-

---------------------------
(1) Mr. Schumacher was elected Chairman and Director of the Company on June 20, 1993 and subsequently became President and Chief Executive Officer effective July 14, 1993. Mr. Schumacher resigned as President of the Company in December 1996.

(2) "Other Annual Compensation" for Mr. Schumacher in fiscal 1995 and fiscal 1996 consists of a cost of living adjustment consistent with the terms of his employment agreement.

(3) A portion of these options were granted on December 1, 1994 pursuant to an option cancellation/regrant program for all full-time employees of the Company. Under the program, each named officer exchanged outstanding options with exercise prices in excess of $1.35 for an equal number of new options with an exercise price of $1.00, the approximate fair market value of the Common Stock on the date of the new grant. The shares granted on December 1, 1994 vest over four years based on a formula using the number of previously vested options that were cancelled and the optionee's completion of service over the four year vesting period measured from the date of the new grant. Options granted under the cancellation/regrant program were as follows: Mr. Schumacher - 600,000 options, Dr. Black - 31,250 options and Dr. Buchanan - 71,667 options.

(4) "Other Annual Compensation" for Mr. Schumacher in fiscal 1993 and 1994 consists of relocation expense payments made by the Company on his behalf.

(5)  Dr. Buchanan was appointed President of the Company in December 1996.

(6) "Other Annual Compensation" for Mr. Aboudara in fiscal 1995 and fiscal 1996 consists of relocation expense payments made by the Company on his behalf.

(7) "Bonus" for Dr. Black in fiscal 1995 represents a payment earned under an incentive bonus program.


STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's 1987 Stock Option Plan to the Named Executive Officers in fiscal 1996:

                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                   Potential Realizable Value
                                                                                                   at Assumed Annual Rates
                                                                                                   of Stock Price Appreciation
                                          Individual Grants                                            for Option Term(1)
---------------------------------------------------------------------------------------------      ---------------------------

                                                     % of Total
                                                      Options/
                                                        SARs
                                      Options/        Granted to
                                        SARs          Employees       Exercise or
                                      Granted         in Fiscal       Base Price   Expiration
      Name                             (#) (2)          Year          ($/Sh) (3)    Date (4)         5% ($)           10% ($)
-------------------                   --------       -----------      -----------  ----------       --------         --------
James V. Schumacher                   900,000           41.5%            $1.50      12-11-05        $849,008         $984,368

D. Scott Buchanan                     200,000            9.2%            $1.50      12-11-05        $188,668         $478,123

Bruce S. Aboudara                     200,000            9.2%            $1.50      12-11-05        $188,668         $478,123

Herman Bergman                         75,000            3.5%           $1.125      05-13-06        $ 53,063         $134,472

William C. Black, Jr.                 150,000            6.9%            $1.50      12-11-05        $141,501         $358,592


------------------------------

(1) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed five percent and 10 percent levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2) Options granted in fiscal 1996 vest ratably on an annual basis over a two to four-year period commencing on the date of grant. The grant dates for the options listed in the above table are as follows:

                                    Options/SARs
                Name                 Granted (#)      Grant Date
          -------------------        -----------      ----------

          James V. Schumacher          900,000         12/11/95

          D. Scott Buchanan            200,000         12/11/95

          Bruce S. Aboudara            200,000         12/11/95

          Herman Bergman                75,000         05/13/96

          William C. Black, Jr.        150,000         12/11/95

(3) The exercise price per share on the date of grant represents 100% of the fair market value of the underlying shares at that date.

(4) The options have a term of 10 years, subject to earlier termination based on certain events related to termination of employment.

OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. No shares were acquired on exercise of options by the Named Executive Officers during the fiscal year ended September 30, 1996.



                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                            Shares                                                              Value of Unexercised in-the-
                         Acquired on      Value Realized         Number of Unexercised             Money Options/SARs at
      Name               Exercise (#)          ($)             Options/SARs at FY-End(#)               FY-End ($)(1)
----------------------------------------------------------------------------------------------------------------------------
                                                             Exercisable     Unexercisable     Exercisable     Unexercisable
                                                            -----------------------------------------------------------------
James V. Schumacher          -0-            $  -0-             346,875        1, 153,125         $ -0-            $ -0-

D. Scott Buchanan            -0-            $  -0-              63,810           236,190         $ -0-            $ -0-

Bruce S. Aboudara            -0-            $  -0-              21,875           278,125         $ -0-            $ -0-

Herman Bergman               -0-            $  -0-              11,750            77,250         $ -0-            $ -0-

William C. Black, Jr.        -0-            $  -0-              33,559           191,441         $ -0-            $ -0-


--------------------------



(1) Calculated on the basis of the fair market value of the underlying securities at September 30, 1996 ($.75) minus the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1996, R. Scott Asen and Jerry C. Benjamin served as non-employee members of the Company's Compensation Committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company entered into an employment agreement with James V. Schumacher, effective June 1993, pursuant to which the Company agreed to employ Mr. Schumacher as President and Chief Executive Officer. The employment term is automatically renewed annually unless terminated by either party or by Mr. Schumacher's death or disability. During the employment term, Mr. Schumacher is entitled to receive a minimum annual base salary of $250,000, subject to adjustment at the Compensation Committee's discretion. In addition, Mr. Schumacher will receive an annual bonus of $50,000 based on performance targets mutually agreed upon by Mr. Schumacher and the Compensation Committee. During the employment term, Mr. Schumacher is entitled to an annual physical, a term life insurance policy with a benefit of $500,000 and long-term disability benefit coverage. Mr. Schumacher has also received payments for certain moving and relocation expenses in connection with his employment by the Company. Finally, the Company will pay an amount up to $600,000 to Mr. Schumacher no later than June 18, 1997, the final amount to be determined by subtracting from $600,000 the appreciation in value of the Company's common stock underlying certain options granted to Mr. Schumacher in June and August 1993 and subsequently regranted in December 1994. In the event of termination of Mr. Schumacher's employment by the Company other than for cause or permanent disability, the Company also will be obligated to pay two years' base salary and benefits. Finally, under the terms of Mr. Schumacher's employment agreement, if the Company adversely changes Mr. Schumacher's duties and responsibilities, requires Mr. Schumacher to be based outside San Diego, California, reduces Mr. Schumacher's base salary, bonus or other benefits or declares bankruptcy, Mr. Schumacher is entitled to terminate the agreement and the Company will be obligated to pay two years' base salary and benefits. A trust has been established to ensure the payment of the amount up to $600,000 as well as payments of two years' base salary and benefits to Mr. Schumacher; in the event that no payments or reduced payments are required to be made under the terms of the trust, any remaining funds will be returned to the Company.

     In April 1990, the Company established a special incentive bonus program for the benefit of William C. Black, Jr. pursuant to which Dr. Black received a bonus of one-half of one percent of the net order value of all Magnes-Registered Trademark- systems accepted and booked by the Company between April 1, 1990 and March 31, 1991 and subsequently extended through March 1993. Payments under the bonus program are based upon cash received from customers on such Magnes orders. Dr. Black received no payments in fiscal 1994, $39,522 in fiscal 1995 and $15,000 in fiscal 1996.

     THE FOLLOWING COMPENSATION COMMITTEE REPORT AND PERFORMANCE GRAPH SHOULD NOT BE CONSIDERED TO BE PART OF THIS PROXY STATEMENT AND ANY CURRENT OR FUTURE CROSS-REFERENCES TO THIS PROXY STATEMENT AND FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, SHALL NOT INCLUDE THE BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION OR THE PERFORMANCE GRAPH REPRODUCED BELOW.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     OVERVIEW AND PHILOSOPHY. The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company's Chief Executive Officer and each of the other executive officers of the Company.

     The Committee has adopted the following objectives as guidelines for its compensation decisions:

     - Provide a competitive total compensation package that enables the Company to attract and retain key executives.

     - Integrate all compensation programs with the Company's short-term and long-term business objectives and strategic goals.

     - Ensure that compensation is meaningfully related to the value created for shareholders.

     EXECUTIVE OFFICER COMPENSATION PROGRAM COMPONENTS. The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers may also be provided supplemental long-term disability insurance.

     BASE SALARY. Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the medical device industry and other companies with which the Company competes for personnel. In addition, the Committee also evaluates individual experience and performance and specific issues particular to the Company, such as success in raising capital, creation of shareholder value and achievement of specific Company milestones. The Committee reviews each executive's salary once a year and may increase each executive's salary at that time based on: (i) the individual's increased contribution to the Company over the prior 12 months; (ii) the individual's increased responsibilities over the prior 12 months; and (iii) any increase in median competitive pay levels. Individual contributions are measured with respect to specific individual accomplishments established for each executive.

     ANNUAL INCENTIVE COMPENSATION. The Company's officers are eligible to receive annual cash incentive compensation at the time their base salaries are reviewed based on achieving defined specific goals and objectives during the 12 months prior to review. This compensation is intended to provide a direct financial incentive in the form of an annual cash bonus to executives who achieve the Company's defined specific goals. Individual contributions are also considered in determining cash bonuses. Equal weight is given to achievement of individual accomplishments and strategic corporate goals. Bonus awards are set at a level competitive within the local medical device manufacturing and high technology industry as well as among a broader group of medical device manufacturing and high technology companies of comparable size and complexity. Such companies are not necessarily included in the indices used to compare shareholder returns in the Stock Performance Graph. Other than a bonus awarded to Mr. Schumacher pursuant to his employment contract and a bonus paid to Dr. Black under an incentive bonus program, no other cash bonuses were offered to the Company's executive officers in the fiscal year ended September 30, 1996.

     STOCK OPTION PROGRAM. The stock option program is the Company's long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of shareholders and executives will be more closely aligned.

     Generally, stock options are granted once every two years with exercise prices equal to the prevailing market value of the Company's Common Stock on the date of grant, have 10-year terms and have vesting periods of four years.
Awards are made at a level calculated to be competitive within both the local biotechnology industry, and a broader group of biotechnology and medical device manufacturing companies of comparable size and complexity.

     CEO COMPENSATION. In June 1993, the Committee established the annual salary, discretionary bonus and stock option award for Mr. Schumacher upon his appointment as the Company's Chairman of the Board, President and Chief Executive Officer and caused the Company to enter into an employment agreement with

Mr. Schumacher. In setting the compensation for Mr. Schumacher for fiscal year 1996, the Committee sought to retain a key executive officer while continuing to tie a significant percentage of such compensation to Company performance and stock price appreciation. In fiscal 1996, the Committee maintained the salary, bonus and option package for Mr. Schumacher which was established in fiscal 1993 and approved a $24,000 cost of living adjustment for fiscal 1996. The Committee believes the options granted to Mr. Schumacher in fiscal 1993 and subsequently cancelled and regranted in fiscal 1996 in accordance with a cancellation/regrant program provide for significant incentive compensation through the potential appreciation in value of the Company's Common Stock. With respect to Mr. Schumacher's base salary, it remains the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

     It is the Committee's objective to have an increasing percentage of Mr. Schumacher's total compensation each year tied to the attainment of performance targets and stock price appreciation of his option shares.

SUMMARY

     After its review of all existing programs, the Committee continues to believe that the Company's compensation program for its executive officers is competitive with the compensation programs provided by other companies with which the Company competes. The Committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

     We conclude our report with the acknowledgement that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                        COMPENSATION COMMITTEE

                                             R. Scott Asen
                                             Jerry C. Benjamin

PERFORMANCE GRAPH

     The following graph compares total shareholder returns over the last five fiscal years to the weighted average return of stocks of companies included in the Nasdaq Composite Index and a peer group index consisting of the Medical Instrument and Supplier Manufacturers Index. The total return for each of the Company's Common Stock, the Nasdaq Composite Index and the Medical Instrument and Supplier Manufacturers Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The Nasdaq Composite Index tracks the aggregate price performance of equity securities of companies traded on the Nasdaq. The Company's Common Stock is traded on the Nasdaq National Market. The Medical Instrument and Supplier Manufacturers Index consists of companies with a Standard Industrial Classification Code identifying them as a manufacturer of medical instruments or supplies. The shareholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future shareholder returns.


                           [INSERT PERFORMANCE GRAPH]


-------------------------------FISCAL YEAR ENDING-------------------------------
COMPANY                       1991    1992     1993    1994    1995     1996

BIOMAGNETIC TECHNOLOGY        100     118.46   38.46    18.46   23.08    9.23
INDUSTRY INDEX                100      99.99   80.13    90.56  143.95  166.87
BROAD MARKET                  100      98.34  127.89   135.34  164.32  191.84




DIRECTOR COMPENSATION

     Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. The Company does not presently pay fees to its Directors for their participation as a member of the Board of Directors.

     Each non-employee Board Member is eligible to receive grants of a non-qualified stock option to purchase shares of Common Stock of the Company. Certain options have previously been granted to directors which are now exercisable or exercisable within 60 days of December 31, 1996. See "Security Ownership of Management."

     In the event Proposal 3 is adopted by the shareholders, each non-employee Board member will also receive, over his period of Board service, a series of option grants under the Automatic Option Grant Program and will be eligible to receive discretionary option grants under the Discretionary Option Grant Program. See "Proposal 3 - Approval of 1997 Stock Incentive Plan."

                              CERTAIN TRANSACTIONS



     During August 1996, the Company entered into an agreement with a principal shareholder, Dassesta International S.A. ("Dassesta"), for an unsecured working capital loan of $3,000,000. The note evidencing the loan was issued under Regulation S, promulgated under the Securities Act of 1933, as amended. This loan matures February 14, 1997 and bears interest at 9% per annum. The principal amount of the loan, and any accrued interest thereon, was convertible at the option of the Company into common stock at any time during the six months at $.40 per share, and was convertible at the option of the noteholder at the end of the six months or upon default under the note at $.40 per share. The Company elected to convert the $3,000,000 loan and the accrued interest thereon of $87,040 into 7,717,602 shares of common stock of the Company on December 31, 1996.

     In March 1995, the Company completed the sale of 25,000,000 shares of Common Stock of the Company to Dassesta a foreign investment group, for $15,000,000. Dassesta had previously provided a short-term loan of $1.5 million which was repaid at the closing of the transaction. In connection with the Dassesta financing the Company repaid $500,000 of other short-term debt and executed agreements with the holders of $2.21 million of short-term notes providing for the extinguishment of the note principle plus accrued interest in exchange for the issuance of 4.9 million shares of Common Stock plus options to purchase an additional 486,220 shares of Common Stock. See discussion below and "Principal Shareholders."

     In May and June 1994, the Company consummated a private placement of units (the "Bridge Unit Financing") in the aggregate principal amount of $2,710,000. Each unit (the "Bridge Unit") consisted of $100,000 principal amount 10% Senior Secured Promissory Note (the "Bridge Notes") and a purchase option to purchase 20,000 units (the "Bridge Unit Purchase Options"), each consisting of the equity security offered by the Company in its next round of financing (the "Alternative Financing"). Certain directors and certain shareholders of the Company affiliated with such directors participated in the Bridge Unit Financing. The aggregate principal amount of Bridge Notes issued to each of them are as follows: Michael Faherty, $50,000; and Advent First Limited Partnership, $500,000 (Jerry C. Benjamin, a director of the Company, is a director of Advent Limited, the managing partner of Advent First Limited Partnership). In addition, $530,000 of Bridge Financing Notes issued in May, 1994, including the Bridge Financing Notes held by a certain director and shareholders of the Company affiliated with such director (R. Scott Asen, $100,000; Pioneer II, $100,000; and Pioneer IV, $100,00) were converted into Bridge Units on a dollar for dollar basis. The Bridge Notes accrued interest at 10% per annum and matured on May 31, 1995. As part of the Bridge Unit Financing, the Company granted a security interest in substantially all the assets of the Company to the Bridge Note holders pursuant to a series of Security Agreements dated May 31, 1994 and June 15, 1994 (collectively, the "Security Agreement"), which were terminated in April 1995.

     The Bridge Unit Purchase Options are exercisable beginning on the closing of the Alternative Financing and for a period of five years thereafter. The exercise price and the number of units issuable upon exercise of the Bridge Unit Purchase Options are subject to proportional adjustment in the event of stock splits, stock dividends and similar events. The securities underlying the units issuable upon exercise of the Bridge Unit Purchase Options are also subject to proportional adjustment according to the terms of those securities.

     In October 1994, the Company and more than a majority of the Bridge Note holders entered into an amendment to the Security Agreement (the "Amendment"). The Amendment provides for the subordination of the Bridge Note holders' security interests to certain third-party lenders for the purpose of securing a loan to allow the Company to complete the manufacture of Magnes-Registered Trademark- systems on order by customers. Certain directors and certain shareholders of the Company affiliated with such directors, including R. Scot Asen, Pioneer III, Pioneer IV, Michael Faherty and Advent First Limited Partnership provided their consent to the amendment of the Security Agreement.

     In March and April 1995, the Company entered into definitive agreements with certain of the Bridge Note holders providing for the conversion of the principal plus accrued interest of the Bridge Notes to Common Stock of the Company in connection with the completion of the sale of Common Stock to Dassesta. These agreements replaced non-binding term sheets negotiated with certain Bridge Note holders in November 1994 regarding the proposed conversion of Bridge Notes. The agreements provided for (i) a 10% increase in the principal balance of the Bridge Notes for purposes of conversion to Common Stock, (ii) issuance of Common Stock at a price per share utilized in the Dassesta financing less 10% and (ii) a 10% increase in the number of shares of Common Stock subject to purchase under the Bridge Unit Purchase Options. In April 1995, the Company issued 4,882,477 shares of Common Stock in connection with the conversion agreements and repaid $500,000 of principal plus accrued interest to certain Bridge Note holders electing not to convert their Bridge Notes to Common Stock.

     Certain Directors and shareholders of the Company affiliated with such directors participated in the conversion of Bridge Notes to Common Stock of the Company, received revised Bridge Unit Purchase Options as part of the conversion agreement and purchased certain Bridge Notes and Bridge Unit Purchase Options from other participants in the Bridge Unit Financing. The aggregate number of shares of Common Stock issued in connection with the conversion agreement and the shares issuable upon exercise of the Bridge Unit Purchase Options, respectively, are as follows: R. Scott Asen 287,460 shares issued, 28,600 purchase options, Pioneer III 221,463 shares issued, 22,000 purchase options, Pioneer IV 221,463 shares issued, 22,000 purchase options, Michael Faherty 109,615 shares issued, 11,000 purchase options, Advent First Limited Partnerships 2,084,211 shares issued, 209,000 purchase options.

     The Company will not extend or guarantee loans to officers, directors or affiliates of the Company unless such loans are approved by a majority of the disinterested, outside directors of the Company and may reasonably be expected to benefit the Company. As of September 30, 1996, there were no outstanding loans or loan guarantees to Company officers, directors or affiliates. In addition, all future transactions between the Company and its officers, directors or principal shareholders will be on terms no less favorable to the Company than could be obtained from unaffiliated parties, as determined by a majority of the Company's disinterested directors.

     See "Executive Compensation and Other Information--Employment Contracts and Change of Control Arrangements" for discussion of employment arrangements with certain current officers and directors of the Company.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the period from October 1, 1995 through September 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except:

              (i) Mr. Bergman filed a Form 4 in November 1996 which should have been filed June 1996, with respect to the grant of options under the Company's 1987 Stock Option Plan in May 1996;

              (ii) Mr. Egli filed a Form 4 in November 1996 which should have been filed January 1996, with respect to securities acquired in May 1995 and the grant of options under the Company's 1987 Stock Option Plan in December 1995; and

              (iii) Mr. Knudson filed a Form 4 in November 1996 which should have been filed in January 1996, with respect to the grant of options under the Company's 1987 Stock Option Plan in December 1995.

                 SHAREHOLDER PROPOSALS FOR 1997 PROXY STATEMENT

     Under the present rules of the Securities and Exchange Commission (the "Commission"), the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be October 17, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission.


                                    FORM 10-K

     THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO BIOMAGNETIC TECHNOLOGIES, INC., 9727 PACIFIC HEIGHTS BOULEVARD, SAN DIEGO, CALIFORNIA 92121.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                              By Order of the Board of Directors



Dated:  February 14, 1997               Herman Bergman, Secretary

                         BIOMAGNETIC TECHNOLOGIES, INC.                    PROXY
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints James V. Schumacher and Herman Bergman, jointly and severally, as proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Biomagnetic Technologies, Inc. to be held on Tuesday, March 18, 1997, or at any postponements or adjournments thereof, as specified below, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.   Election of Directors:

  Nominees:    R. Scott Asen, Jerry C. Benjamin, D. Scott Buchanan, Martin P.
Egli, Enrique Maso and James V. Schumacher

  / / Vote FOR all nominees above (except as withheld in the space below) / / Vote WITHHELD from all nominees

  Instruction: To withhold authority to vote for any individual nominee, check the box "Vote FOR" and write the nominee's name on the line below.

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

2. Approve an amendment to the Company's Fourth Restated Articles of Incorporation, as amended.

          / / Vote FOR        / / Vote AGAINST         / / ABSTAIN

3.   Approve the Company's 1997 Stock Incentive Plan.

          / / Vote FOR        / / Vote AGAINST         / / ABSTAIN

4.   Approve an amendment to the Company's 1992 Employee Stock Purchase Plan.

          / / Vote FOR        / / Vote AGAINST         / / ABSTAIN

5. Ratification and approval of the selection of Price Waterhouse LLP as independent accountants for the fiscal year ending September 30, 1997.

          / / Vote FOR        / / Vote AGAINST         / / ABSTAIN

                     (Please sign and date on reverse side)

     UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5 AND WILL BE VOTED BY THE PROXYHOLDER AT HIS DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

                                                 Dated:_________________________
_______________________________________, 19___________________

                                                 _______________________________
                                                 Signature of Shareholder

                                                 _______________________________
                                                 Printed Name of Shareholder
                                                 _______________________________
                                                 Title (if appropriate)

                                                 Please sign exactly as name
                                                 appears hereon.  If signing as
                                                 attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such, and, if signing
                                                 for a corporation, give your
                                                 title.  When shares are in the
                                                 names of more than one person,
                                                 each should sign.

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.             / /